EXHIBIT 99.1

For Immediate Release

Contact:	Claire M. Chadwick
SVP and Chief Financial Officer
630 Godwin Avenue
Midland Park, NJ 07432
201- 444-7100

PRESS RELEASE

Stewardship Financial Corporation Reports
Earnings for the Third Quarter 2009

Midland Park, NJ – November 3, 2009 – Stewardship Financial Corporation (NASDAQ:SSFN), the holding company for Atlantic Stewardship Bank, reported net income for the three months ended September 30, 2009 of $893,000, or $0.13 per diluted common share, as compared to net income of $838,000, or $0.14 per diluted common share, for the three months ended September 30, 2008.
For the nine months ended September 30, 2009, Stewardship Financial Corporation reported net income of $2.9 million, or $0.43 per diluted common share, compared to net income of $3.1 million, or $0.52 per diluted common share for the corresponding nine month period in 2008.  Per share calculations have been adjusted for a 5% stock dividend paid in November 2008 and a 5% stock dividend payable in November 2009.
In light of the difficulties faced by the banking industry, the operating results of the Corporation have been adversely affected by increases in the loan loss provision.  For the nine months ended September 30, 2009, results were also impacted by the FDIC’s industry-wide special assessment.
The Corporation reported net interest income for the three and nine months ended September 30, 2009 of $6.0 million and $17.4 million, respectively, representing increases of 2.9%

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and 5.2%, respectively, over the comparable prior year period amounts.  The reported net interest spread and margin for the three months ended September 30, 2009 of 3.47% and 3.92%, respectively, compare to the net interest spread and margin of 3.53% and 4.04%, respectively, for the three months ended September 30, 2008.  For the nine months ended September 30, 2009, net interest rate spread and margin were 3.44% and 3.89% compared to 3.40% and 3.98%, respectively, for the same 2008 period.
The provision for loan losses was $1.2 million and $2.4 million for the three and nine months ended September 30, 2009, respectively, compared to $1.2 million and $1.5 million, respectively, for the same prior year periods.  The provision is reflective of the unsettled economic environment resulting in deterioration in certain borrowers’ performance as well as declining real estate collateral values.  Non-performing loans amounted to 3.92% of total assets at September 30, 2009 compared to 1.46% at December 31, 2008.  At September 30, 2009, the total allowance for loan losses amounted to approximately $7.2 million, or an increase to 1.61% of total loans as compared to 1.18% at December 31, 2008.
“Asset quality continues to be a top priority for Stewardship Financial Corporation and we continue to evaluate our allowance for loan losses and increase our reserves as appropriate,” stated Paul Van Ostenbridge, Stewardship Financial Corporation’s President and Chief Executive Officer.  “The current troubled economic climate impacts all banks and borrowers.  Accordingly, we are closely monitoring and aggressively managing our entire loan portfolio.”  Van Ostenbridge continued saying, “As the increase in nonperforming assets indicates, real challenges remain.  We continue to work closely with our borrowers, recognizing that each situation is different, requiring approaches appropriate for each borrower and each individual situation.”

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At the end of 2008, the Corporation sold its merchant servicing portfolio and, as a result, a decline in both the related noninterest income line and the related noninterest expense line is reflected for the three and nine months ended September 30, 2009.
As previously reported, FDIC insurance premiums increased due, in part, to the $300,000 special assessment imposed by the FDIC for the nine months ended September 30, 2009.
At September 30, 2009 assets totaled $649.6 million, reflecting growth of $37.8 million, or 6.2%, when compared to December 31, 2008.  The securities available for sale and held to maturity portfolios together increased $26.8 million, primarily reflecting the investment and leveraging of the $10 million of preferred stock issued under the Capital Purchase Program.  Gross loans receivable grew $11.6 million to $451.2 million at September 30, 2009 compared to $439.7 million at December 31, 2008.  The increase reflects the Bank’s origination levels after adjusting for the sale of approximately $5.9 million of participations in certain loans to other financial institutions.
Deposits totaled $514.6 million at September 30, 2009, compared to $506.5 million at December 31, 2008.  After the payoff of the $30.7 million of brokered CDs that existed at December 31, 2008, growth in core customer deposits totaled $38.8 million.  The mid-February introduction of our new Power Rate checking product was a primary driving force in the growth in deposits.  This new account pays a premium rate of interest and refunds ATM fees charged by other financial institutions.  In return, the customer has simple monthly qualification factors such as enrolling in online banking with electronic statements and minimum levels of debit card usage.
Total stockholders’ equity at September 30, 2009 of $54.1 million includes the increase from the $10 million received on January 30, 2009 under the Capital Purchase Program (CPP).  As a result of the increase in capital, the Corporation remains committed to the core banking

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activities of generating deposits and granting credit-worthy loans to consumers and businesses in our communities.
Stewardship Financial Corporation’s subsidiary, the Atlantic Stewardship Bank, has 13 banking offices in Midland Park, Hawthorne (2), Montville, North Haledon, Pequannock, Ridgewood, Waldwick, Wayne (3), Westwood and Wyckoff, New Jersey.  The bank is known for tithing 10% of its pre-tax profits to Christian and local charities.  The Bank’s Tithe amounts to $6.3 million in total donations since the program began.
We invite you to visit our website at www.asbnow.com for additional information.

The information disclosed in this document contains certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” and “potential.”  Examples of forward looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of the Corporation that are subject to various factors which could cause actual results to differ materially from these estimates.  These factors include: changes in general, economic and market conditions, legislative and regulatory conditions, or the development of an interest rate environment that adversely affects the Corporation’s interest rate spread or other income anticipated from operations and investments.

Stewardship Financial Corporation
Selected Consolidated Financial Information
(dollars in thousands, except per share amounts)
(unaudited)

	September 30,	June 30,	December 31,	September 30,
	2009	2009	2008	2008

Selected Financial Condition Data:
Cash and cash equivalents	$ 13,646	$ 11,401	$ 12,814	$ 13,489
Securities available for sale	90,460	87,728	90,023	96,547
Securities held to maturity	75,232	74,756	48,856	35,646
FHLB Stock	3,195	2,538	2,420	2,856
Loans receivable:
Loans receivable, gross	451,229	440,434	439,656	443,311
Allowance for loan losses	(7,249)	(6,342)	(5,166)	(5,930)
Other, net	(428)	(425)	(387)	(418)
Loans receivable, net	443,552	433,667	434,103	436,963

Loans held for sale	1,018	6,379	394	895
Other assets	22,518	22,858	23,206	23,741
Total assets	$ 649,621	$ 639,327	$ 611,816	$ 610,137

Total deposits	$ 514,612	$ 518,500	$ 506,531	$ 492,110
Other borrowings	53,900	39,300	36,900	46,575
Subordinated debentures	7,217	7,217	7,217	7,217
Securities sold under agreements to repurchase	16,019	15,163	15,160	16,297
Other liabilities	3,801	5,943	3,212	6,179
Stockholders' equity	54,072	53,204	42,796	41,759
Total liabilities and stockholders' equity	$ 649,621	$ 639,327	$ 611,816	$ 610,137

Book value per common share	$ 7.60	$ 7.46	$ 7.31	$ 7.13

Equity to assets	8.32%	8.32%	6.99%	6.84%

Asset Quality Data:
Nonaccrual loans	$ 14,536	$ 11,533	$ 4,230	$ 6,884
Loans past due 90 days or more and accruing	728	-	353	268
Restructured loans	2,417	2,460	1,855	-
Total nonperforming loans	$ 17,681	$ 13,993	$ 6,438	$ 7,152

Non-performing loans to total loans	3.92%	3.18%	1.46%	1.61%
Non-performing loans to total assets	2.72%	2.19%	1.05%	1.17%
Allowance for loan losses to nonperforming loans	41.00%	45.32%	80.24%	82.91%
Allowance for loan losses to total gross loans	1.61%	1.44%	1.18%	1.34%

All share data has been restated to include the effects of a 5% stock dividend paid in November 2008 and a stock dividend payable in November 2009.

Stewardship Financial Corporation
Selected Consolidated Financial Information
(dollars in thousands, except per share amounts)
(unaudited)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2009	2008	2009	2008
Selected Operating Data:
Interest income	$8,610	$8,910	$25,625	$26,277
Interest expense	2,634	3,100	8,231	9,749
Net interest and dividend income	5,976	5,810	17,394	16,528
Provision for loan losses	1,200	1,175	2,375	1,535
Net interest and dividend income
after provision for loan losses	4,776	4,635	15,019	14,993
Non-interest income:
Fees and service charges	492	370	1,362	1,067
Bank owned life insurance	79	85	238	244
Gain on sales of mortgage loans	188	47	272	156
Gain on calls and sales of securities	2	4	255	61
Merchant processing	-	340	118	1,070
Other	60	48	232	289
Total non-interest income	821	894	2,477	2,887
Non-interest expenses:
Salaries and employee benefits	2,128	1,968	6,264	6,078
Occupancy, net	453	477	1,398	1,354
Equipment	277	276	795	842
Data processing	300	300	882	897
FDIC insurance premium	197	77	886	223
Charitable contributions	120	126	411	474
Merchant processing	-	299	108	944
Other	871	839	2,694	2,591
Total non-interest expenses	4,346	4,362	13,438	13,403
Income before income tax expense	1,251	1,167	4,058	4,477
Income tax expense	358	329	1,198	1,399
Net income	893	838	2,860	3,078
Dividends on preferred stock and accretion	138	-	367	-
Net income available to common stockholders	$755	$838	$2,493	$3,078

Weighted avg. no. of diluted common shares	5,837,797	5,863,105	5,836,225	5,869,088
Diluted earnings per common share	$0.13	$0.14	$0.43	$0.52

Return on average common equity	5.65%	7.92%	6.37%	9.82%

Return on average assets	0.56%	0.54%	0.60%	0.69%

Yield on average interest-earning assets	5.61%	6.15%	5.69%	6.27%
Cost of average interest-bearing liabilities	2.14%	2.62%	2.25%	2.87%
Net interest rate spread	3.47%	3.53%	3.44%	3.40%

Net interest margin	3.92%	4.04%	3.89%	3.98%

All share data has been restated to include the effects of a 5% stock dividend paid in November 2008 and a stock dividend payable in November 2009.